                                                                      EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN MILLIONS EXCEPT RATIOS)

                                                               Quarter Ended
                                                            --------------------
                                                            March 28,  March 29,
                                                              2003       2002
                                                            ---------  ---------
Computation of Earnings:
  Income from continuing operations before income taxes     $      42      $  16
    Add:
      Interest Expense                                            137        162
      Amortization of capitalized interest                          1          1
      Amortization of debt premium/discount and expenses            4          3
      Interest portion of rent expense                              9          7
                                                            ---------  ---------
Earnings as Adjusted                                        $     193  $     189
                                                            =========  =========
Computation of Fixed Charges:
  Interest expense                                          $     137  $     162
  Capitalized Interest                                             --          1
  Amortization of debt premium/discount and expenses                4          3
  Interest portion of rent expense                                  9          7
                                                            ---------  ---------
Fixed Charges                                               $     150  $     173
Preferred stock dividends(a)                                        1          1
                                                            ---------  ---------
Combined Fixed Charges and Preferred Stock Dividends        $     151  $     174
                                                            =========  =========
Ratio of Earnings to Fixed Charges(b)                            1.29       1.09
                                                            =========  =========
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends(b)                                   1.28       1.08
                                                            =========  =========

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.
(b) Ratios were calculated prior to rounding to millions.